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LOPEZ, BLEVINS, BORK & ASSOCIATES, LLP           CERTIFIED PUBLIC ACCOUNTANTS

March 10, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE: Upstream Biosciences, Inc.

(formerly: Integrated Brand Solutions, Inc.)

We have read the statements that we understand Upstream Biosciences, Inc. included in Item 4.01 of the Form 8-K report it filed regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Lopez, Blevins, Bork & Associates LLP

LOPEZ, BLEVINS, BORK & ASSOCIATES LLP

2500 WILCREST DRIVE, SUITE 150          HOUSTON, TEXAS 77042          TEL: (713) 877-9944           FAX: (713) 979-1735